Exhibit 4.30

Randgold Resources Limited
Reg No. 62686
3rd Floor, Unity Chambers
28 Halkett Street
St. Helier, Jersey
JE2 4WJ
CHANNEL ISLANDS
TEL : +44 1534 735 333
FAX : +44 1534 735 444

PRIVATE & CONFIDENTIAL

Dennis Mark Bristow

Anahita World Class Sanctuary

Villas E24 Lunea

Beau Champ

GRSE

Mauritius

28 January 2013

Dear Mark

Variation of your Executive Service Agreement

We refer to your Executive service agreement dated 13 June 2011 (the “Service Agreement”) between you and Randgold Resources Limited (the “Company”).

The purpose of this letter is to record our agreement to vary the terms of your Service Agreement as set out below.

Clause 9 (c) of the Service Agreement shall be deleted in full and replaced with the following sub-clause:

“(c)	life assurance against death and disability subject to the terms and conditions of such scheme as may be in force from time to time and as at the date hereof as detailed in schedule 2 (the “Scheme”). The Company may substitute another provider or alter the benefits available to the Executive under, or the terms and conditions of, the Scheme at any time on reasonable notice to the Executive PROVIDED THAT:

(i)	any such substituted, altered or varied benefit shall be no less favourable in the aggregate than that in effect on the date hereof; and

(ii)	in the event that life assurance cover for the Executive is refused by the provider or any conditions or limitations to the benefit are applied by the provider, the Company hereby agrees to pay such sum in such manner as shall provide a benefit that is, in aggregate with any payment made under the Scheme, equal to three times annual salary as detailed under the terms of the Scheme.

The Company shall pay the premium from time to time required by the provider and pay the Executive such sums (if any) as may from time to time be received by the Company from the provider in respect of any claim made by the Executive under the Scheme. Full details of the Scheme are available from the Company Secretary.”.

Schedule 2 of the Service Agreement shall be deleted in full and replaced with the information set out in Appendix A.

Schedule 3 of the Service Agreement shall be deleted in full and replaced with the information set out in Appendix B.

We should be grateful if you execute a copy of this letter as a deed in the presence of a witness to confirm your agreement to the terms of this letter and the amendment of your Service Agreement set out herein.

Yours sincerely

Philippe Lietard
Chairman for and on behalf of
RANDGOLD RESOURCES LIMITED

I, Dennis Mark Bristow of Anahita World Class Sanctuary, Villas E24 Lunea Beau Champ, GRSE, Mauritius, hereby confirm my agreement to the variation of the terms of my Service Agreement set out above.

Signed as a deed by Dennis Mark Bristow in the presence of:	) ) )
Signature

Name of witness		(WITNESS)
MARTIN WELSH
Address of witness		28 HALKETT STREET
ST. HELIER
JERSEY JE2 4WJ

Date		28 JANUARY 2013

APPENDIX A

Randgold Resources Group Life Assurance Scheme Summary

UNDERWRITER	Generali Worldwide

POLICY NUMBER	802.971

INCEPTION DATE	1st March 2012

NEXT POLICY REVIEW DATE	1st March 2014

ELIGIBILITY	All present and future employees of the employer who on the Commencement Date, or any subsequent Normal Inclusion Date or Renewal Date, are aged not less than 16 years and not greater than the stated Normal Retirement Date.

CATEGORIES	Category A: Group Senior Managers who are members of the Provident Fund Category B: All other employees who are not members of the Provident Fund.

DEATH BENEFIT	Category A — 3 x plan salary Category B — 2 x plan salary to a maximum of USD 200,000

MEDICAL FREE LIMIT	USD 1,000,000 of sum assured

BENEFIT TERMINATION AGE	70 for males and females

PREMIUM COSTING METHOD	Unit rate costed

CURRENT UNIT RATE	$3.63 per mille of sum assured

PREMIUM PAYMENT FREQUENCY	Annual, with end of year adjustment

EXCLUSION CLAUSES — Generali Worldwide shall not be liable to pay any benefits in respect of a Member in the event of death, directly or indirectly attributable to or consequential upon:

1.	Nuclear transmutation, or radiation, resulting from the artificial acceleration of particles.

2.	Chemical or biological substances which are not used for peaceful means.

EVENT LIMIT CLAUSE — Generali Worldwide will not pay more than €20,000,000 in the aggregate for the total of benefits which may be due under this policy as a consequence of any single incident or series of incidents arising out of one event or occurrence and resulting in claims in which 2 (two) or more members die within a period of 12 months.

Where the event in question is a natural disaster such as earthquake, storm or flood, all claims resulting there from within a 72 (seventy-two) hours shall be considered as arising from a single event. Where a regular payment is made, the capital value of that payment calculated by Generali Worldwide’s actuary will be used for this calculation.

MEDICAL UNDERWRITING NOTES — members whose benefit entitlement exceeds the “medical free limit” must provide evidence of health in order to be considered for their excess cover. There is no guarantee in advance of the medical underwriting process that the excess cover will be granted by the insurer. Furthermore, the insurer reserves the right to apply special terms in respect of the benefit which exceeds the “medical free limit”.”.

APPENDIX B

Randgold Resources Monthly Disability Income Benefits Scheme Summary

UNDERWRITER	Generali Worldwide

POLICY NUMBER	803.018

INCEPTION DATE	1st March 2012

NEXT POLICY REVIEW DATE	1st March 2014

ELIGIBILITY	All present and future Group Senior Managers of the employer who are members of the Provident Fund and who, on the Commencement Date or any subsequent Normal Inclusion Date or Renewal Date, are aged not less than 16 years and not greater than the stated Normal Retirement Age.

MONTHLY DISABILITY INCOME BENEFIT	75% of plan salary subject to the benefit maximum of USD 570,000 per annum

ADDITIONAL COVER	Pension contributions of 20% of plan salary insured, subject to the benefit maximum of USD 80,000 per annum.

ESCALATION RATE FOR BENEFITS IN PAYMENT:	5% per annum

WAITING PERIOD	13 week deferred period

BENEFIT TERMINATION AGE	65 for males and females

MEDICAL FREE LIMIT	USD 200,000

PREMIUM COSTING METHOD	Single premium costed

PREMIUM PAYMENT FREQUENCY	Annual, with an end of year adjustment

DISABILITY DEFINITION

A member will be incapacitated if Generali Worldwide are satisfied that the member is totally incapacitated by reason of injury or illness such that during the first two years following completion of the deferred period the member is prevented from performing the Material and Substantial duties of his Normal Occupation and is not following any other occupation other than provided for under proportional benefit or rehabilitation.

Immediately after those first two years following the completion of the deferred period if Generali Worldwide are satisfied that the member remains totally incapacitated by reason of injury or illness from performing any occupation for which he is reasonably fitted by reason of education, experience or training other than as provided for under proportional benefit or rehabilitation.

EXCLUSION CLAUSES — Generali Worldwide shall not be liable to pay any benefits in respect of a Member in the event of death, directly or indirectly attributable to or consequential upon:

1.	Nuclear transmutation, or radiation, resulting from the artificial acceleration of particles.

2.	Chemical or biological substances which are not used for peaceful means.

MEDICAL UNDERWRITING NOTES — members whose benefit entitlement exceeds the “medical free limit” must provide evidence of health in order to be considered for their excess cover. There is no guarantee in advance of the medical underwriting process that the excess cover will be granted by the insurer. Furthermore, the insurer reserves the right to apply special terms in respect of the benefit which exceeds the “medical free limit”.